Exhibit (p)(3)



                      AMERIVEST INVESTMENT MANAGEMENT, LLC



                       Code of Business Conduct and Ethics


                            Adopted January 31, 2005
                                  (Revised TBD)



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                      AMERIVEST INVESTMENT MANAGEMENT, LLC

                       Code of Business Conduct and Ethics



Index:

I.   Purpose and Background

II.  Applicability

III. Standards of Business Conduct and Ethics

     A.   Honest and Ethical Conduct

     B.   Compliance with Laws, Rules and Regulations

     C.   Full, Fair, Accurate, Timely and Understandable Public Disclosure

IV.  Additional Standards and Policies

     A.   Holdings Reports

     B.   Trading of Securities

     C.   Sub-Advisory Activities

     D.   Protection of Intellectual Property

     E.   Protection of Confidential Information

     F.   Corporate Opportunity

     G.   Fair Dealing

     H.   Equal Employment Opportunity and Harassment

     I.   Protection and Use of Company Assets

     J.   Record Keeping

V.   Reporting Violations

     A.   Reporting Violations of the Code

     B.   Anonymous Reporting of Violations

     C.   Anti-Retaliation

VI. Compliance and Accountability

     Appendix A, Defined Terms
     Appendix B, Holdings and Transaction Reports


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                      AMERIVEST INVESTMENT MANAGEMENT, LLC

                       Code of Business Conduct and Ethics


I.       Purpose and Background

         This Code of Business Conduct and Ethics (this "Code") is designed (a) to promote (i) honest and ethical conduct, (ii) compliance with applicable laws, rules and regulations, and (iii) full, fair, accurate, timely and understandable disclosure in the reports and documents that AMERIVEST Investment Management, LLC (herein called "AMERIVEST" or the "Company") files with or submits to the Securities and Exchange Commission (the "SEC") and in other public communications made by AMERIVEST (collectively, the "Public Disclosures"), (b) to deter wrongdoing, and (c) to help foster an atmosphere of ethical and prudent conduct throughout the Company. This Code outlines the broad principles of legal and ethical business conduct embraced by AMERIVEST. It is not a complete list of legal or ethical standards applicable to the managers, officers or associates (i.e. employees) of the Company.

         In addition to this Code, (i) the Company has adopted policies addressing specific issues, including, but not limited to, those expressed or referenced in the Company's Supervisory Procedures Manual, some of which are cross-referenced in this Code, and (ii) the Company's managers, officers and associates are subject to the policies and procedures of the Company's ultimate Parent, TD AMERITRADE Holding Corporation ("TDA") and its other broker dealer subsidiaries, some of which also are cross-referenced in this Code. These policies are not part of this Code but they are important and you are required to familiarize yourself and comply with such policies.


II.      Applicability

This Code applies to all managers, officers and associates of the Company as well as any other persons who are subject to its supervision and control. Such persons fall within the category of "Supervised Persons" as defined in Section 202(a)(25) of the Investment Advisers Act of 1940 (the "Advisers Act") and are herein called "Supervised Persons". Those Supervised Persons of the Company who may have access to non-public information relating to the Company's advisory activities would also be deemed to be "Access Persons" under Rule 204A-1 and are herein called "Access Persons". Generally, Supervised Persons of AMERIVEST will not be considered Access Persons because of the limited business model of AMERIVEST, which deals exclusively with asset allocation models involving exchange-traded funds ("ETFs") and cash investment vehicles such as money market funds and does not involve any individual securities recommendations or discretionary account management by AMERIVEST or its associates. This Code constitutes the Code of Ethics required of all investment advisors registered with the SEC pursuant to Rule 204A-1 under the Advisers Act. On an annual basis the Company is required to provide each Supervised Person with a copy of this Code and any amendments thereto. Supervised Persons will be required to acknowledge receipt of this Code and any amendments in a manner selected by the Company.


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         The Code also should be provided to and generally followed by the
Company's agents and representatives, including contract or temporary personnel and outside consultants.




III.     Standards of Business Conduct and Ethics

         A.       Honest and Ethical Conduct

         All Supervised Persons shall act in accordance with high standards of honest and ethical conduct, including taking appropriate actions to permit and facilitate the ethical handling and resolution of actual or apparent conflicts of interest between personal and professional relationships. These standards are premised on fundamental principles of openness, integrity, honesty and trust. While these standards do not prohibit any action that is in compliance with the Advisers Act and the federal securities laws, the Company places a high value on honest and ethical conduct and expects Supervised Persons to act accordingly.

         B.       Compliance with Laws, Rules and Regulations

         In performing his or her duties, Supervised Persons shall take appropriate action within his or her areas of responsibility to cause the Company to comply, with applicable governmental laws, rules, and regulations, including the Advisers Act and the federal securities laws. In particular, each Supervised Person shall be mindful at all times of the fiduciary duty the Company has to its clients under the Advisers Act. In short, that duty requires that the Company act in the best interest of its clients. This includes the duty to exercise the utmost good faith in dealings with clients, to make full disclosure of all material facts and to employ reasonable care to avoid misleading clients.

         C.       Full, Fair, Accurate, Timely and Understandable Public
                  Disclosure

         In performing his or her duties, Supervised Persons who are responsible for or otherwise involved in the process of preparation or review of AMERIVEST's Public Disclosures shall take appropriate action within his or her areas of responsibility to cause the Company's public disclosures to be full, fair, accurate, timely, and understandable.

         Each Supervised Persons who is called upon to provide information in connection with the Public Disclosure process shall take appropriate and prompt action to provide full and accurate information to those Supervised Persons who are responsible for or otherwise involved in the process of preparation or review of the Company's Public Disclosures.




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IV.      Additional Standards and Policies

         A.       Holdings and Transaction Reports

         SEC Rule 204A-1(b)(1) requires each Access Person to complete an initial holdings report within 10 days of becoming an Access Person and at least once a year thereafter. Furthermore, SEC Rule 204A-1(b)(2) requires Access Persons to submit quarterly securities transactions reports. The quarterly securities transactions reports are due no later than 30 days after the close of the calendar quarter.

         AMERIVEST will rely on the duplicate information which is contained in trade confirmations and/or account statements that TD AMERITRADE, Inc. ("TD AMERITRADE") has on file to satisfy the initial holdings report and transaction report requirements since AMERIVEST associates are also associated persons of TD AMERITRADE, they are subject to similar holding and transaction reporting requirements, copies of which are set forth in the TDA, TD AMERITRADE or TD AMERITRADE Clearing, Inc WSPs including Appendix I, Associate Trading Policies and Procedures (Appendix B), the requirements include procedures covering:
               o   Securities Accounts
               o   Securities Account Transactions
               o   Securities Transactions for Personal and Family-Related
                   Accounts
               o   Private Securities Transactions

         If a new access person has not been an associate of TD AMERITRADE for at least three months and therefore TD AMERITRADE does not have the duplicate confirmations or statements on file then, the Access Person must submit a holdings report to the Chief Compliance Officer or his designee no later than 10 days after he/she becomes an Access Person. The information in the holdings report must be current as of a date no more than 45 days prior to the dates the person becomes an Access Person and must contain, at a minimum:
         o The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership;
         o The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person's direct or indirect benefit; and
         o   The date the Access Person submits the report.

To satisfy the annual holdings report requirement on an annual basis, Access Persons will be required to verify that all brokerage accounts beneficially owned or controlled by them or a member of their immediate household are held with TD AMERITRADE in office codes designated for associate accounts and accounts held outside the designated TD AMERITRADE office codes (with external firms) have been disclosed and duplicate confirmations and statements are being provided to the Compliance Department.

The review of Access Persons' holding and transaction reports by the Chief Compliance Officer or his designee will focus primarily on whether the Access Person followed the required advance approval procedures as described below because the limited business model of AMERIVEST deals exclusively with the asset allocation models involving exchange-traded funds ("ETFs") and


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cash investment vehicles such as money market funds and does not involve any specific securities recommendations or discretionary account management by AMERIVEST or its associates.



         B.       Trading of Securities

         Supervised Persons must not buy or sell securities on the basis of material nonpublic information relating to the Company's ultimate parent, TDA, or any other issuer of securities or communicate material, non-public information to another person who buys or sells securities on the basis of the information. Supervised Persons must periodically report (not less than annually) their personal securities transactions and holdings to the Company's Chief Compliance Officer and the Company must review such reports. Supervised Persons should refer to AMERIVEST's Supervisory Procedures Manual and to TDA's Trading Policies for more detailed information about these requirements.

         Rule 204A-1 under the Advisors Act requires that Access Persons be subject to advance approval requirements in two circumstances: (i) investing in an initial public offering ("IPO") and (ii) investing in a private placement of securities. These requirements stem from concern that an Access Person's participation in either type of transaction would raise questions as to whether the investment opportunity should be offered instead to the advisor or its parent or its clients and whether the person might be receiving a personal benefit for directing business. AMERIVEST goes further than required as to IPOs, barring Access Persons from participating in them at all. AMERIVEST requires pre-clearance as to Access Persons investing in any private placement of securities. Any such pre-clearance request should be directed to the Company's Chief Compliance Officer.

         C.       Sub-Advisory Activities

          As a Sub-Advisor for TDAX Funds, Inc., AMERIVEST will provide oversight to include review of the portfolio of securities of each Independence Exchange Traded Fund in accordance with the terms of the Fund's Prospectus and Statement of Additional Information, assistance in the resolution of any pricing issues and assistance in the development of trading strategies. These functions are assigned to the Director of Portfolios for AMERIVEST. The Director of Portfolios for AMERIVEST is prohibited from disclosing or using any material nonpublic information acquired through his employment and obligations with regards to the TDAX Funds, except as appropriate in connection with the rendering of services per the sub-advisory agreement. Persons under the supervision of the Director of Portfolios are also subject to the prohibition.

         The Director of Portfolios and persons under his supervision are also prohibited from buying or selling any securities that will be added or deleted from any Independence Exchange Traded Fund or Index. AMERIVEST's Supervisory Procedures Manual contains detailed information about these requirements.

         In addition, to the extent that any AMERIVEST personnel has material nonpublic information in regards to an impending purchase or sale of securities in an Independence


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Exchange Traded Fund or related Index, AMERIVEST personnel may not use or disseminate this information to any persons particularly when recommending securities to clients. A violation of this requirement may result in disciplinary action, up to and including termination of employment.

         D.       Protection of Intellectual Property

         It is the Company's policy to protect the intellectual property developed, licensed or otherwise owned by the Company. Supervised Persons should refer to TDA's Intellectual Property Protection Policy.

         E.       Protection of Confidential Information

         It is the Company's policy to protect the following information from unauthorized disclosure or use:

     o Confidential information about the Company and its clients, including material nonpublic information about the Company's securities recommendations, client securities holdings and transactions, business, financial, technical, research and development, personnel and personal information; and

     o Any information that the Company obtains from another company or person in confidence under a nondisclosure agreement.

Company policy also involves taking reasonable measures to establish proprietary rights to trade secrets and to avoid infringement of others' intellectual property rights. Supervised Persons should refer to TDA's Confidential Information Protection Policy.

         F.       Corporate Opportunity

         Each of the Supervised Persons owes a duty to the Company to advance its legitimate interests when the opportunity to do so arises. A Supervised Person, may not compete against the Company or take for himself or herself, or direct to a third party an opportunity that would be an appropriate opportunity for the Company that is discovered in the course of such person's service to or employment by the Company or through the use of the Company's property or information, unless the Company has already been offered the opportunity and turned it down.

         G.       Fair Dealing

         It is the Company's policy to engage in honest business competition. It does not seek competitive advantages through illegal or unethical business practices. In furtherance of this policy, each of the Supervised Persons should deal fairly with all other Supervised Persons and the clients, service providers, and suppliers of the Company.

         No Supervised Person should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentations of material facts, or any unfair dealing practice.


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         Fair dealing requires that the Company deal with competitors at arm's length. For example, agreements to restrain trade by setting prices with competitors violate antitrust laws designed to encourage competition. Fair dealing also requires that Supervised Persons not make illegal payments--which could include gifts, favors, entertainment and cash--to government officials. Each of the Supervised Persons must comply with the Foreign Corrupt Practices Act, which generally prohibits giving anything of value, directly or indirectly, to foreign government officials or political candidates in order to obtain or retain business. The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. Supervised Persons should refer to the Company's Gifts and Gratuities Policy, which is the one set forth in the TDA Associate Handbook.

         H.       Equal Employment Opportunity and Harassment

         It is the Company's policy to provide equal employment opportunities in all aspects of employment and the Company prohibits discrimination of any kind. The Company expects each of the Supervised Persons to act in a manner consistent with its equal employment opportunity policy.

         The Company is committed to a work environment which fosters teamwork and cooperation and in which all individuals are treated with respect and dignity. Accordingly, it is the continuing policy of the Company to ensure that harassment will not be tolerated. This includes associates, applicants for employment, temporary workers, contractors, vendors, service providers, clients or others with whom associates may interact in the workplace.

         Supervised Persons again should refer to the TDA Associate Handbook, which provides additional information regarding the Company's equal employment opportunity, harassment, and other policies.
         I.       Protection and Use of Company Assets

         Each of the Supervised Persons should protect the assets of the Company, including records and confidential information, and ensure their efficient use. All assets of the Company should be used for legitimate business purposes only. In addition, Supervised Persons should refer to the TD AMERITRADE Delegation of Authority Policy, which provides controls relating to the approval of transactions, expenditures and other disposition of assets.

         J.       Record Keeping

         The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions and to comply with applicable laws and regulations. All of the Company's books, records, accounts and financial statements must be maintained in reasonable detail, must accurately reflect the Company's transactions and must conform both to applicable legal requirements and to the Company's system of internal controls. Company records are maintained in accordance with the policies of the Company's Parent, TDA its affiliated broker dealers pursuant to the Business Services Agreement between TD AMERITRADE Services Company, Inc and AMERIVEST and the records maintained are subject to the TDA Master Record Retention Schedule.


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         It is the Company's policy to retain all records and documents necessary for the conduct of its business and as required by applicable laws, rules and regulations. Records and documents should be retained according to the Company's record retention policies. Records and documents should not be destroyed or discarded if they are the subject of an investigation (whether internal or by a governmental authority or self-regulatory organization) or a judicial, regulatory, administrative or other proceeding, including, but not limited to, records or documents that are requested in a subpoena or other information request in an investigation or proceeding. Questions regarding record and document retention in such situations should be addressed to the Company's Chief Compliance Officer.


V.       Reporting Violations


         A.       Reporting Violations of the Code

         Each of the Supervised Persons shall promptly provide AMERIVEST's Chief Compliance Officer with information concerning conduct such Supervised Person reasonably believes to constitute a violation of this Code or a material violation by the Company or its directors, officers or associates, of the securities laws, rules or regulations and other laws, rules or regulations applicable to the Company. Alternatively, Supervised Persons may provide such information anonymously in accordance with subsection B below.

         Any Supervised Person having a concern or complaint regarding questionable matters of the Company is encouraged to speak with his or her manager or submit the concern or complaint to AMERIVEST's Chief Compliance Officer. Such concerns or complaints may be submitted anonymously in accordance with subsection B below, in which case they will be treated as confidential subject to applicable law, rules and regulations.



         B.       B.       Anonymous Reporting of Violations

         Any violation of this Code and any violation by the Company or a Supervised Person of the securities laws, rules or regulations, other laws, rules or regulations applicable to the Company or concerns or complaints regarding questionable accounting or auditing matters of the Company may be reported anonymously via TDA's hotline provider, The Network, by calling 1-877-888-0002.


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         C.       Anti-Retaliation

         Supervised Persons are encouraged to talk to supervisors, managers or other appropriate personnel about observed possible violations of this Code or laws, rules, or regulations. It is the policy of the Company not to permit retaliation for good faith reports of misconduct by others and to promptly investigate reports received. The Company strives to ensure that all of its associates can work in an environment free from retaliation. Retaliation against an individual for reporting violations or participating in investigations relating to perceived violations of Company policies or this Code, or laws, rules or regulations is a violation of this Code and will subject the offender to disciplinary action, up to and including termination. False and malicious complaints of retaliation may be the subject of appropriate disciplinary action as well. This does not include any complaints made in good faith, even if it is determined that unlawful retaliation did not occur.

         Supervised Persons who believe that they have been the victims of unlawful retaliation resulting from their lawful act of providing information to, or assisting an investigation performed by, the Company or any regulatory or government agency should immediately report their concerns to TD AMERITRADE's Human Resource Department or anonymously as provided in subsection B above. Any reported allegations of retaliation will be investigated promptly. The investigation may include individual interviews with the persons involved and, where necessary, with individuals who may have observed the alleged conduct or may have other relevant knowledge. Each of the Supervised Persons is expected to cooperate in connection with the investigation. Confidentiality will be maintained throughout the investigatory process to the extent consistent with the need to conduct an adequate investigation and, where appropriate, take corrective action.


VI.      Compliance and Accountability

         With respect to all Supervised Persons, the Company's Chief Compliance Officer has the authority to assess compliance with this Code and to report any deficiencies to the Company's managers and/or to TD AMERITRADE's General Counsel and its Chief Administrative Officer. In addition, TD AMERITRADE's General Counsel and its Chief Administrative Officer each has the authority to (i) assess compliance with this Code, and report violations of this Code to the Audit Committee of TD AMERITRADE's Board of Directors to the extent either determines appropriate, and (ii) based upon the relevant facts and circumstances, determine appropriate action or recommend to the Audit Committee appropriate action.

         A violation of this Code may result in disciplinary action, up to and including termination of employment.


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                       Code of Business Conduct and Ethics


Appendix, Defined Terms

The terms below are defined in the sections indicated:

"Access Persons"                    Section II

"Advisors Act":                     Section II

"Ameritrade":                       Section I

"Code":                             Section I

"Company":                          Section I

"Supervised Persons":               Section II

"Public Disclosures":               Section I

"SEC":                              Section I




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Appendix B, Holdings and Transaction Reports


TD AMERITRADE, Inc. Written Supervisory Procedures Manual:
http://athena.ameritrade.com/uploads/p_compliance/86528_1_2006-09-01_
Written%20Supervisory%20Procedures%20Manual_BD%205633.pdf


Appendix I, Trading Policies and Procedures:
http://athena.ameritrade.com/uploads/p_compliance/86535_Appendix%20I%20-
%20TRADING%20POLICIES%20AND%20PROCEDURES.pdf